Exhibit 10.2

ION Geophysical Corporation

Fourth Amended and Restated 2013 Long Term Incentive Plan

RESTRICTED STOCK AGREEMENT

1.

Grant of Restricted Stock Shares.  On May 11, 2021 (the “Grant Date”), ION Geophysical Corporation (the “Company”) granted «written_out» («Granted») shares of restricted Common Stock (the “Restricted Stock”) in the Company to «First_Name» «Last_Name» (the “Grantee”) subject to the terms of this Restricted Stock Agreement (this “Agreement”), and subject and pursuant to the terms of the Company’s Fourth Amended and Restated 2013 Long Term Incentive Plan (the “Plan”).  The Restricted Stock and its release are subject in all respects to the terms as set forth in the Plan, a copy of which is available from the General Counsel of the Company, and to any rules promulgated pursuant to the Plan by the Committee.  Capitalized terms not otherwise defined herein are as defined in the Plan.  The effectiveness of such grant is expressly conditioned upon Grantee executing and returning this Agreement to the Company’s General Counsel.

2.

Dividends and Voting Rights.  Grantee shall not be entitled to receive any dividends paid with respect to the Restricted Stock that become payable except as to any Restricted Stock that has vested as set forth below in this Agreement.  From the Grant Date, Grantee shall be entitled to vote the shares of Restricted Stock, even if it they have not vested, to the same extent as would have been applicable to Grantee if Grantee was then vested in the shares of Restricted Stock; provided, however, that Grantee shall not be entitled to vote the shares of Restricted Stock with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which Grantee has forfeited such shares of Restricted Stock.

3.

Deposit of Restricted Stock.  Upon vesting and satisfying all applicable tax withholding obligations, the Company shall cause a book-entry registration or certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which Grantee is a party) in Grantee’s name evidencing the shares of Restricted Stock that have vested.  Prior to the satisfaction of such vesting conditions or the occurrence of such events, the Restricted Stock is not transferable and shall be held by Company in such depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Stock occurs or the vesting of the shares pursuant to the terms of the Plan and this Agreement.  In the Company’s sole discretion, the Restricted Stock may be evidenced by an electronic book-entry account in Grantee’s name created by the Company’s stock transfer agent.  No book-entry registration or physical certificates evidencing the Restricted Stock will be issued to Grantee until the satisfaction of all vesting conditions set forth herein and the satisfaction of all applicable tax withholding obligations.  Grantee shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock.

4.

Vesting.  Subject to Paragraph 5 below, Grantee’s Restricted Stock shall become vested, if at all, only if Grantee is an Employee, Director, or Consultant in continuous service with the Company between the Grant Date and the Vesting Date as provided in the following schedule:

Vesting Date	Time Vested Percentage
May 11, 2022	33.33%
May 11, 2023	66.66%
May 11, 2024	100%

5.

Early Vesting on Certain Events; Transfer and Forfeiture of Restricted Stock.  Sections 7.6(c), 7.7(b), and 7.7(d) of the Plan shall not apply to the shares of Restricted Stock subject to this Agreement.  For the avoidance of doubt, to the extent of any conflict between the provisions of Section 7 of the Plan and this Agreement, the provisions of this Agreement shall supersede and control.  Section 7.5 of the Plan shall continue to apply.  In addition to (and notwithstanding anything to the contrary in) the vesting criteria set forth in Paragraph 4 above, Grantee shall become fully vested in the shares of Restricted Stock awarded hereunder (to the extent not already vested), as follows:

a.

Termination of Employment by Company other than for Cause.  If Grantee’s employment is terminated by Company for any reason other than for Cause prior to the date that some or all of the shares of Restricted Stock become vested, then Grantee’s shares of Restricted Stock shall become fully vested upon Grantee’s Date of Termination.  For the avoidance of doubt, Grantee’s voluntary termination of his or her own employment shall not precipitate early vesting under this paragraph (a).  (Paragraph 5(b) next following provides additional early vesting in certain cases in the twelve months after a Change in Control; for the avoidance of doubt, Paragraph 5(b) does not limit the early vesting provisions of this Paragraph 5(a), and this Paragraph 5(a) will continue to apply following the date that is twelve months after a Change in Control.)

b.	Change of Control. If a Change in Control occurs prior to the date that some or all of the shares of Restricted Stock become vested, then the provisions of this Paragraph 5(b) shall apply as follows:

(1)     The shares of Restricted Stock shall become vested as set forth in Paragraph 4 above.

(2)     Notwithstanding Paragraph 5(b)(1), the shares of Restricted Stock shall become fully vested on the Grantee’s Date of Termination if Grantee is Involuntarily Terminated by the Company.  As used in this paragraph, “Involuntarily Terminated” means Grantee’s employment with the Company (or, if applicable the Company’s (or the Company’s successor’s) affiliates) ceases during the twelve month period beginning on the effective date of the Change in Control due to either (i) employment termination by the Company for reasons other than (a) Grantee’s gross negligence or willful misconduct in the performance of duties with the Company or (b) Grantee’s final conviction of a felony or a misdemeanor involving moral turpitude, or (ii) resignation by Grantee after (a) a reduction by the Company of Grantee’s authority, duties or responsibilities immediately prior to the Change in Control (excluding for this purpose (A) an insubstantial reduction of such authorities, duties or responsibilities or an insubstantial reduction of Grantee’s offices, titles and reporting requirements, or (B) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Grantee), (b) a material reduction of Grantee’s base salary or total compensation as in effect immediately prior to the Change in Control (total compensation means for this purpose: base salary, participation in an annual bonus plan, and participation in a long-term incentive plan (and not reductions in any annual bonus or long-term incentives actually paid, which shall remain at the sole discretion of the Company), or (c) Grantee’s transfer, without Grantee’s express written consent, to a location which is outside the general metropolitan area in which Grantee’s principal place of business immediately prior to the Change in Control may be located or the Company requiring Grantee to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control.

(3)     After a Change in Control, if the vesting requirement is satisfied or Grantee is Involuntarily Terminated, Grantee shall be entitled to receive, in lieu of the number of shares of Restricted Stock that Grantee would have received on the applicable Vesting Date, shares of capital stock of the Company’s successor or other securities or property, such as cash, equal in value to the number of shares of Restricted Stock that Grantee would have received, multiplied by the NYSE reported closing Share price on the day immediately preceding the Change in Control.  (For clarity, this subparagraph (3) is intended to apply in those situations where the nature of the Change in Control (as might happen, for example, in the event of a merger) would make it impossible or very difficult to transfer or un-restrict the shares underlying the award of Restricted Stock in accordance with the award formula used by the Committee in setting the award shortly before the Grant Date.)

c.

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until Grantee is vested in such shares.  Except as otherwise provided in this Paragraph 5, if Grantee’s Date of Termination occurs prior to full vesting, Grantee shall forfeit the then unvested shares of Restricted Stock as of Grantee’s Date of Termination.  Grantee’s “Date of Termination” shall be the day, hour, minute and second occurring on or after the Grant Date at which time Grantee is no longer employed by the Company or any Subsidiary (that is, the last second that Grantee was employed), regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of Grantee between the Company and a Subsidiary or between two Subsidiaries; and further provided that Grantee’s employment shall not be considered terminated while Grantee is on a leave of absence from the Company or a Subsidiary approved by Grantee's employer.

6.

Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights of Grantee or benefits distributable to Grantee under this Agreement have not been exercised or distributed, respectively, at the time of Grantee’s death, such rights shall be exercisable by the legal representative of the estate of Grantee.

7.

Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding.

8.

Plan Governs.  Notwithstanding anything contained in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by Grantee from the office of the General Counsel of the Company.

9.	Amendment. This Agreement may only be amended by written agreement of Grantee and the Company.

10.

Tax Requirements.  The Company shall have the right to deduct any federal, state, or local taxes required by law to be withheld with respect to the award of Restricted Stock made hereunder.  Grantee shall be required to pay the Company the amount of any taxes which the Company is required to withhold with respect to such shares of Restricted Stock.

11.

Not an Employment Contract.  No award of Restricted Stock shall confer on Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Grantee's employment or other service at any time.

12.

Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either sent by nationally recognized overnight courier, or by postage paid first class mail.  Notices sent by U.S. mail shall be deemed received on the date of actual receipt.  Notices sent by nationally recognized overnight courier shall be deemed received upon the first day that the courier attempts delivery at the recipient's address.  Notices shall be directed, if to Grantee, at Grantee’s address indicated by the Company’s records, and if to the Company, at the Company's principal executive office, to the attention of the General Counsel.

13.

Applicable Law; Dispute Resolution.  Except to the extent preempted by federal or Delaware law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict-of-law rules or principles that would result in the laws of another state being applied.  TO THE MAXIMUM EXTENT PERMITTED BY LAW, COMPANY AND GRANTEE EACH WAIVES ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN COMPANY AND GRANTEE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MATTERS RELATED HERETO.  The prevailing party in any litigation or other proceeding to enforce the terms of this Agreement shall be entitled to recoup its reasonable attorneys’ fees and costs from the non-prevailing party.  To the fullest extent permitted by law, the parties agree that any suit or proceeding arising out of or relating to this Agreement shall be brought in court in Harris County, Texas, to the exclusion of any other forum or venue.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, all effective as of the Grant Date.

ION Geophysical Corporation

By: _____________________________________

Name: Christopher T. Usher

Title: President and Chief Executive Officer

Address for Notices:

ION Geophysical Corporation

Attn: General Counsel

2105 CityWest Blvd., Suite 100

Houston, TX  77042

ACKNOWLEDGED AND AGREED BY:

GRANTEE:

________________________________________

«First_Name» «Last_Name»